Exhibit 10.23

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Severance Agreement”) is entered into on May 22, 2020 by and between Palvella Therapeutics Inc., a Delaware corporation (the “Company”), and Kathleen A. McGowan (the “Employee”) (collectively, the “Parties”).

WHEREAS, the Employee is currently employed by the Company;

WHEREAS, the Company has requested that the Employee enter into a Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement; and

WHEREAS, the Company and the Employee intend to enter into this Agreement as consideration for the Employee entering into the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the Parties agree as follows:

1.            Termination without Cause.

1.1.          If the Employee’s employment by the Company is terminated by the Company without Cause, then the Company shall:

a.            pay to the Employee all accrued and unpaid base salary through the date of such termination of employment at the time such base salary would otherwise be paid according to the Company’s usual payroll practices; and

b.            pay to the Employee three months of base salary, paid over a period of three months (“Severance Pay”), beginning with the first payroll period following the date upon which the Release becomes irrevocable.

1.2.          “Cause” means (i) indictment, commission of; other entry of a plea of guilty or no contest to, (A) a felony or (B) any crime (other than a felony) that causes the Company or its Affiliates public disgrace or disrepute, or adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its Affiliates, customers and suppliers; (ii) commission of an act of gross negligence, willful misconduct, fraud, embezzlement, theft or material dishonesty with respect to the Company or any of its Affiliates; (iii) a breach of the Employee’s fiduciary duties to the Company or any of its Affiliates; (iv) alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription); (v) material breach of any agreement with the Company or any of its Affiliates, including this Agreement and the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement; (vi) a material breach of any Company policy regarding employment practices; or (vii) refusal to perform or repeated failure to perform, the lawful directives of the Company, if not cured within 15 days following receipt by the Employee from the Company of written notice thereof.

1.3.          Except as otherwise provided in this Section 1 or as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), all compensation and benefits will cease at the time of the Employee’s termination of employment and the Company will have no further liability or obligation by reason of such termination of employment. The payments and benefits described in this Section 1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.

1.4.          The Severance Pay is conditioned on: (a) the Employee’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his/her termination of employment, of a general release of claims against the Company and its Affiliates substantially in the form attached hereto as Exhibit A (the “Release”); (b) the Employee’s continued compliance with the provisions of the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement; and (c) the Company being financially solvent at the time any such severance payment becomes due, and further provided that that the payment of any such severance amounts would not cause the Company to become insolvent. For purposes of this Agreement, the Company shall be considered financially solvent if the Company’s then current assets exceed its then current liabilities and the Company is able to pay its debts as they become due.

1.5.          For the avoidance of doubt, if the Employee’s employment is terminated for Cause, the Employee resigns, or the Employee’s employment ceases for any reason other than a termination by the Company not for Cause, the Employee will not be entitled to any Severance Pay.

2.            Nothing in this Severance Agreement creates an obligation on the Company to continue the Employee’s employment. The Employee understands that, unless otherwise agreed in a formal written agreement signed on behalf of the Company by an authorized officer, the Employee’s employment with the Company is at will and therefore may be terminated by the Company or the Employee at any time and for any reason, with or without Cause.

3.            This Severance Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior agreement and/or written or oral communication between the Parties with respect to such subject matter.

4.            This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles of any jurisdiction. Any legal proceeding arising out of or relating to Severance Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania and the Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that either of them may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

5.            This Agreement may be executed in multiple counterparts (including by electronic or scanned signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Severance Agreement on the date and year set forth below.

Palvella Therapeutics Inc.

By:	/s/ Wesley H. Kaupinen
Name: Wesley H. Kaupinen
Title: President & CEO

By:	/s/ Kathleen A. McGowan
Kathleen A. McGowan

EXHIBIT A

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is given on this [___] day of [______], 20[___] by [insert] (the “Employee”).

WHEREAS, the Employee’s employment with Palvella Therapeutics Inc., a Delaware corporation (the “Company”), has terminated; and

WHEREAS, pursuant to Section 1 of the Severance Agreement by and between the Company and the Employee dated as of ________, 2020 (the “Severance Agreement”), the Company has agreed to pay the Employee certain amounts, subject to his/her execution and non-revocation of this Release.

NOW THEREFORE, in consideration of these promises and the mutual promises contained herein, and intending to be legally bound hereby, the Employee agrees as follows:

2.            Consideration. The Employee acknowledges that: (i) the payments set forth in Section 1 of the Severance Agreement constitute full settlement of all his/her rights under the Severance Agreement, (ii) Employee has no entitlement under any other severance or similar arrangement maintained by the Company or any of its Affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Employee by reason of the cessation of his/her employment. The Employee further acknowledges that, in the absence of his/her execution of this Release, the payments and benefits specified in Section 1 of the Severance Agreement would not otherwise be due to the Employee.

3.            Employee’s Release. The Employee on his/her own behalf and together with his/her spouse, heirs, children, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of its and their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees, attorneys and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Employee ever had or now has against the Releasees, or any one of them arising out of or relating to (i) his/her employment with the Company, (ii) the termination of the Employee’s employment with the Company, (iii) the Severance Agreement and (iv) any events occurring up to and including the date of this Release. This Release specifically includes, but is not limited to:

3.1.          any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

3.2.          any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

3.3.          any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §I 681, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”); the Pennsylvania Human Relations Act, or any comparable state statute or local ordinance;

3.4.          any and all Claims under any federal or state statute relating to employee benefits or pensions;

3.5.          any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence;

3.6.          any claims for alleged physical or personal injury, emotional distress relating to or arising out of the Employee’s employment with the Company or termination of that employment;

3.7.          any claims under the WARN ACT or any similar law, which requires, among other things, the advance notice to be given of certain work force reductions; and

3.8.          any and all Claims for attorneys’ fees and costs.

3.9.          Non-Released Claims. Notwithstanding any other provision of this Release, the Employee does not waive or release any Claims for vested benefits under any Company retirement plan in which the Employee participates; any Claims that arise after the Employee signs this Release; any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a release as a matter of law.

3.10.        Covenant Not to Sue. The Employee expressly represents that he/she has not filed a lawsuit or initiated any other administrative proceeding against any Releasee. The Employee further promises not to initiate a lawsuit or to bring any other claim against any Releasee arising out of or in any way related to the Employee’s employment by the Company or the termination of that employment, other than an action to enforce the Employment Agreement or the Release.

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3.11.        Retained Rights. Nothing in this Release is intended to or shall be interpreted to restrict or otherwise interfere with the Employee’s obligation to testify truthfully in any forum. Further, the Release does not prevent the Employee from filing a charge or participating in an investigation with the Equal Employment Opportunity Commission, Occupational Safety & Health Administration , Securities and Exchange Commission , or any other federal, state, or city agency, or restrict or otherwise interfere with the information the Employee may provide to them in connection with any such charge or investigation. However, with regard to any charge the Employee may file or which may be filed on the Employee’s behalf, the Release does prevent the Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims the Employee has released (such as reinstatement or monetary damages). The Employee represents and warrants that he/she has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

4.            Acknowledgment. The Employee understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. The Employee further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Employee hereby waives any right or Claim that the Employee may have to employment, reinstatement or re-employment with the Company.

5.            Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release. This Release may be pleaded as a full bar to the enforcement of any Claim that the Employee may assert against the Releasees.

6.            Challenge. If the Employee violates any provisions of the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement or this Release, no further payments, rights or benefits under Section 1 of the Severance Agreement will be due to the Employee. In the event that the Company learns within ninety (90) days following execution of this Release of any conduct or circumstances for which the Employee could have been terminated for Cause (as defined in the Severance Agreement) had the Company been aware of such conduct or circumstances on the date of termination, no further payments, rights or benefits under Section 1 of the Severance Agreement will be due to the Employee.

7.            No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Employee. There have been no such violations, and the Employee acknowledges that the Company specifically denies any such violations.

8.            Severability. If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

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9.            Advice of Counsel; Revocation Period. The Employee is hereby advised to seek the advice of counsel prior to signing this Release. The Employee hereby acknowledges that the Employee is acting of his/her own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he/she is voluntarily executing this Release with full knowledge of its provisions and effects. The Employee further acknowledges that he/she has been given at least TWENTY-ONE (21) days within which to consider this Release and that he/she has SEVEN (7) days following his execution of this Release to revoke his/her acceptance, with this Release not becoming effective until the 7-day revocation period has expired. If the Employee elects to revoke his acceptance of this Release, this Release shall not become effective and the Employee must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Employee e accepted this Release) to the Company’s principal office and addressed to the attention of the Board.

10.            Representations and Warranties. The Employee represents and warrants that he/she has not assigned any claim that he/she purports to release hereunder and that he/she has the full power and authority to enter into this Release and bind each of the persons and entities that the Employee purports to bind. The Employee further represents and warrants that he/she is bound by, and agrees to be bound by, his/her post-employment obligations set forth in the Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement.

11.            Governing Law. This Release shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles of any jurisdiction. Any legal proceeding arising out of or relating to this Release will be instituted in a state or federal court in the Commonwealth of Pennsylvania and the Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that either of them may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

IN WITNESS WHEREOF, the Employee has executed this Release on the date first above written.

Kathleen A. McGowan

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